UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

July 9, 2004
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)

(206) 392-5040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), Alaska Air Group, Inc. is submitting this current report on Form 8-K to present information relating to its financial and operational outlook for 2004. This report includes information regarding forecasts of available seat miles (ASMs), cost per available seat mile (CASM) excluding fuel and impairment charge and fuel consumption, as well as certain actual results for revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and impairment charge, provides us the ability to measure and monitor our performance without these items. We believe that this measure is commonly used by other companies in our industry and is useful to investors. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. Please see the cautionary statement under “Forward-Looking Information” at the end of this report.

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Second Quarter 2004

Impairment Charge

In June 2004, our Board authorized a plan to accelerate the retirement of our Boeing 737-200 fleet and remove those aircraft from service earlier than initially planned (by the end of 2007). We are currently exploring various alternatives to replace our passenger and freight capacity to, from and within Alaska. As a result of this decision, we evaluated impairment under the accounting rules and concluded that the carrying value of the 737-200 fleet is no longer recoverable when compared to the estimated remaining future cash flows. Accordingly, during the second quarter of 2004, we expect to record an impairment charge associated with the 737-200 fleet, although the actual amount has not yet been finalized.

	Forecast	Change
	Q2	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,635	8.2%
Traffic (RPM’s in millions)	4,104	11.6%
Passenger load factor	72.8%	2.2pts
Fuel gallons (000,000)	88.5	5.0%
Cost per ASM excluding fuel and impairment charge (cents)	8.1	(2.4%)

Alaska Airlines’ June traffic increased 12.1% to 1.520 billion RPMs from 1.356 billion flown a year earlier. Capacity during June was 1.983 billion ASMs, 6.8% higher than the 1.858 billion in June 2003.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for the month was 76.6%, compared to 73.0% in June 2003. The airline carried 1,514,200 passengers compared to 1,395,500 in June 2003.

For May 2004, RASM increased by 2.4% as compared to May 2003. For April 2004, RASM increased by 5.3% as compared to April 2003.

	Forecast	Change
	Q2	Yr/Yr
Horizon Air
Capacity (ASMs in millions)	792	25.1%
Traffic (RPMs in millions)	535	33.8%
Passenger load factor	67.6%	4.4pts
Fuel gallons (000,000)	12.3	(6.1%)
Cost per ASM excluding fuel (cents)	13.7	(15.4%)

Horizon Air’s June traffic increased 36.7% to 199.4 million RPMs from 145.9 million flown a year earlier. Capacity for June was 272.8 million ASMs, 23.4% higher the 221.0 million in June 2003.

The passenger load factor for the month was 73.1%, compared to 66.0% in June 2003. The airline carried 535,000 passengers compared to 441,100 in June 2003.

Horizon’s RPMs, passenger load factor, and passengers are reported using actual June operating data for flights operated as Horizon Air combined with estimated operating data for Horizon’s regional jet service operated as Frontier JetExpress which started in 2004.

For the second quarter of 2004, CASM excluding fuel is expected to decrease 15.4% compared to the second quarter of 2003, reflecting changes in Horizon’s flying mix from the traditional native network to a mix of native network flying and contract flying with Frontier Airlines. Under the contract flying agreement with Frontier, Horizon does not incur many of the normal costs of operations such as fuel, marketing costs and station labor and rents, resulting in 60-70% lower CASM (excluding fuel) and RASM. Horizon is currently operating nine 70-seat Bombardier CRJ-700 aircraft under the Frontier JetExpress brand, representing approximately 20% to 25% of total Horizon capacity and approximately 9% to 10% of total Horizon revenue.

For May 2004, RASM decreased 13.9% compared to May 2003. For April 2004, RASM decreased 5.4% as compared to April 2003.

Capacity Estimates for 2004

Provided below are current capacity (ASMs in millions) estimates for the full year of 2004:

Alaska Airlines capacity	22,156	6.5%
Horizon Air capacity	3,071	19.5%

Other Financial Information

Cash and Short-Term Investments

As of June 30, 2004, cash and short-term investments amounted to approximately $863 million.

Fuel Hedging Program

To manage economic risks associated with changes in aircraft fuel prices, we enter into swap agreements and call options for crude oil. These hedging contracts have in the past had a high correlation to changes in aircraft fuel prices, and therefore qualified as “cash flow hedges” under existing accounting rules whereby the majority of the changes in fair value were deferred in Accumulated Other Comprehensive Income on the Company’s Balance Sheet until these forecasted transactions were settled and recorded in earnings.

Although our current fuel hedge program includes the same underlying commodities as we have used historically, because of recent commodity price fluctuations, our existing hedge contracts are no longer “highly correlated” to changes in prices of aircraft fuel, as defined in the accounting rules. The impact on our reported results will be as follows:

•	Any changes in the fair value of our fuel hedge contracts that existed as of March 31, 2004 will be reported in other non-operating income. For the second quarter, we expect this gain to be material to our financial results.

•	All changes in fair value for positions entered into subsequent to March 31, 2004 will be recorded in non-operating income.

•	Since we will be recording fair value changes in our income statement as they occur, actual gains realized upon settlement of the hedge contracts entered into subsequent to March 31, 2004 will not be reflected in fuel expense.

•	Reported fuel expense will include effective gains associated with positions that settled during the current period on contracts that existed at March 31, 2004 to the extent that those gains were already included in Accumulated Other Comprehensive Income at March 31, 2004.

Management continues to believe that its fuel hedging program is an important part of its strategy to reduce its exposure to volatile fuel prices. However, the new accounting will result in increased volatility in our reported earnings.

Fuel hedge positions entered into by Alaska and Horizon are currently as follows:

	Approximate % of Expected	Approximate Crude Oil
	Fuel Requirements	Price per Barrel
July – December 2004	45%	$29.88
January – December 2005	48%	$29.20
January – December 2006	15%	$31.24

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand at the end of 2003 and changes in 2004 and 2005 based on our contractual obligations and expected retirement plans:

			Change	Change
		On Hand	During	During
	Seats	YE 2003	2004	2005
Alaska Airlines
B737-200C	111	9	(2)	(1)
B737-400	138	40
B737-700	120	22
B737-800	150-160	0		2
B737-900	172	11	1
MD-80	140	27	(1)

Total		109	(2)	1

Horizon Air
Q200	37	28
Q400	70	16	2
CRJ 700	70	18		1

Total		62	2	1

In June, Horizon converted one 2005 firm order for a CRJ 700 to a Q400 to be delivered in July 2004.

Alaska has no commitments for aircraft deliveries beyond 2005. Horizon has two CRJ 700’s scheduled for delivery per year from 2006 to 2009 and none thereafter.

We frequently review our fleet plan and the composition and deployment of our fleet. We may look to modify existing leases, reconfigure aircraft or enter into new purchase commitments as market conditions warrant.

Cautionary Note regarding Forward-Looking Statements

In addition to historical information, this Form 8-K contains forward-looking statements that relate to future events of our future financial performance and involve a number of risks and uncertainties. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential”, “estimate” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: the competitive environment and other trends in our industry; economic conditions; our reliance on automated systems; actual or threatened terrorist attacks, global instability and potential U.S. military involvement; our ability to meet our cost reduction goals; labor disputes; changes in our operating costs including fuel and insurance; changes in laws and regulations; liability and other claims asserted against us; failure to expand our business; interest rates and the availability of financing; our ability to attract and retain qualified personnel; changes in our business plans; our significant indebtedness; downgrades of our credit ratings; and inflation. For a discussion of these and other risk factors, review the information under the caption “Business Risks” in Item 1 of the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2003. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. Our forward-looking statements are based on the information currently available to us and speak only as of the date of this report. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.

Registrant

Date: July 9, 2004

/s/ Brandon S. Pedersen

Brandon S. Pedersen
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer